Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
April 27, 2022	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES WELLS FARGO CENTER NEAR PORTLAND, OREGON

(HILLSBORO, OR.) – Hines, the global real estate firm, today announced that Hines Global Income Trust (“HGIT”) has acquired Wells Fargo Center, a 212,000-square-foot single tenant asset in Hillsboro, Oregon, just 20 minutes from downtown Portland.

The asset is fully leased to a long-term tenant, a financial services company, and is situated on 19 acres in the heart of Oregon’s “Silicon Forest,” which denotes the cluster of high-tech companies in the greater Portland area. Equidistant to the Intel campus and Nike’s world headquarters, the location attracts both tech and life-science tenants. The site is also immediately adjacent to Oregon Health and Science University (OHSU) life science campus, which has the largest life science footprint in the state.

The asset is transit-oriented and provides easy access to NE Walker Road, near the intersection of NW 185th that connects to Highway 26 for direct access to downtown Portland. It is walking distance to MAX Lightrail Red Line, which provides easy commuting options for the center’s employees.

“Wells Fargo Center sits in one of Portland’s most desirable and robust submarkets,” said Charlie Kuntz, managing director at Hines. “Beyond its convenient access, the site benefits from proximity to restaurants and popular retailers such as Target, Trader Joe’s, and REI.”

“The acquisition expands our portfolio by establishing a presence in the Portland area,” commented Omar Thowfeek, HGIT’s managing director of investments. “As the ‘Silicon Forest’ market matures, we believe the asset will be well-positioned for continued growth and demand.”

HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential. This acquisition joins a portfolio that is nearly two thirds weighted toward the industrial and living sectors and is valued at $2.9 billion.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 285 cities in 28 countries. Hines oversees investment assets under management totaling approximately $90.3 billion¹. In addition, Hines provides third-party property-level services to 373 properties totaling 114.2 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,530 properties, totaling over 511 million square feet. The firm currently has more than 198 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit http://www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2021.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the "Silicon Forest" region of Oregon and growth of and demand for this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.